EXHIBIT 99


        BESTNET COMMUNICATIONS CORP. ANNOUNCES OPERATING CAPITAL INFUSION

GRAND RAPIDS, Mich.--(PR Newswire) - March 13, 2006 - BestNet Communications Corp. (OTC Bulletin Board "BESC") announced today that it entered into an agreement with Mountianview Opportunistic Growth Fund, L.P., an Ontario limited partnership ("Mountainview"), wherein Mountainview is lending $US 350,000 to BestNet in exchange for a BestNet promissory note in that amount. The note is payable in 14 months, accrues interest at the rate of 8% and is convertible into BestNet common stock at a conversion price of $1.00 per share. In further consideration of the loan, BestNet issued a two-year warrant for the purchase of 200,000 shares of its common stock at an exercise price of $0.35 per share. Upon the exercise of the warrant the holders have the right to have the underlying shares registered under the Securities Act of 1933 for re-sale after a period of 6 months. The Company's common stock most recently traded at $.37 per share.

The agreement further provides that if BestNet raises additional equity financing, it must give Mountainview the opportunity, within 10 days of being notified of such financing, to furnish funds for such financing on the same terms as offered by BestNet or to decline such opportunity. If declined, BestNet can offer the opportunity to other investors so long as they are not more favorable to the investors than the terms offered to Mountainview.

About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  INVESTORS@BESTNETCOM.COM

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.